SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(b) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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[ ]  Definitive Proxy Statement
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[x]  Soliciting Material Pursuant to Rule 14a-12

                                    TIP Funds
                (Name of Registrant as Specified In Its Charter)

                                      same
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Dear Shareholder:

We are pleased to announce some changes in the Clover Capital Fund group. As you know, we have shared a common Trust and Board of Directors with Turner Investment Partners since 1997. Turner is a successful manager of 12 different mutual funds, specializing in the growth stock arena. They have developed an extensive distribution and marketing capacity to support their mutual funds. In a cooperative agreement, we are joining our mutual funds with Turner's. Turner will become the named advisor to the Clover Funds and Clover will continue to manage the funds as the investment sub-advisor. Shareholders will get Clover's value style focus and investment management services. However, Turner will take responsibility for the business end of the fund effort and for monitoring our investment process and investment results.

The Mutual Fund industry becomes more complex and demanding each year. With this change, Clover will be able to focus on the investment process and concentrate on providing you the best value investment effort we can deliver. We believe shareholders will benefit from the move into Turner's Fund family. With Turner's larger fund family and a considerable presence in marketing and distribution, our funds will be available in more distribution channels and marketing support will be more comprehensive. Current shareholders, such as yourself, should benefit from the resulting economies of scale. Moreover, after the proposed reorganization, shareholders would have two investment managers responsible for their investments - Clover managing the funds and Turner monitoring the funds.

Importantly, shareholders will not experience any increase in investment management fees or total fund expenses with the change, nor will the funds or its shareholders suffer tax implications as a result of the change.

The TIP Trust Directors unanimously approved the changes. Shareholders will soon be asked to vote on approving the advisory agreement with Turner and approving the sub-advisory agreement with Clover. We encourage you to cast your vote "For" the changes.

Sincerely,

/s/ Michael E. Jones
Michael E. Jones, CFA
Principal

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1701 Market Street                                                 MORGAN, LEWIS
Philadelphia, PA 19103                                             & BOCKIUS LLP
215-963-5000                                     C O U N S E L O R S  A T  L A W
Fax: 215-963-5299


February 27, 2001


VIA EDGAR

Securities and Exchange Commissions
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Re: TIP Funds (File Nos. 333-00641 and 811-07527) Additional Solicitation
    Materials

Ladies and Gentlemen:

On behalf of our client, TIP Funds (the "Trust"), we are filing, pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, additional solicitation materials to be furnished to the shareholders of the Clover Small Cap Value Fund, Clover Equity Value Fund, Clover Max Cap Value Fund and Clover Fixed Income Fund (the "Funds") in connection with the Special Meeting of Shareholders scheduled for April 30, 2001. The special meeting of shareholders is being called for the purpose of approving a new investment advisory agreement between the Trust and Turner Investment Partners, Inc., with respect to the Funds, as well as a new sub-advisory agreement between Turner Investment Partners, Inc. and Clover Capital Management, Inc. Preliminary copies of the Trust's proxy materials were filed on February 16, 2001 (Accession No.: 0001082416-01-000068).

Please contact the undersigned at (215) 963-5087 if you have any questions or comments.

Sincerely,

/s/ James N'Diaye
James N'Diaye